Free Writing Prospectus

Filed pursuant to Rule 433

To Prospectus dated October 25, 2017

Preliminary Prospectus Supplement dated February 3, 2020

Registration Statement File No. 333-221127

Stanley Black & Decker, Inc.

Offering of:

$750,000,000 2.300% Notes due 2030 (the “Notes”)

(the “Offering”)

Term Sheet

February 3, 2020

The information in this pricing term sheet relates to the Offering and should be read together with the preliminary prospectus supplement dated February 3, 2020 (the “Preliminary Prospectus Supplement”), including the documents incorporated by reference therein and the related base prospectus dated October 25, 2017, filed pursuant to Rule 424(b) under the Securities Act of 1933 (Registration Statement File No. 333-221127). Terms used but not defined herein, with respect to the Offering, have the meanings ascribed to them in the Preliminary Prospectus Supplement.

Issuer:	Stanley Black & Decker, Inc. (NYSE: SWK)

Trade Date:	February 3, 2020

Settlement Date (T+5)*:	February 10, 2020

Title of Security:	2.300% Notes due 2030

Principal Amount:	$750,000,000

Maturity Date:	March 15, 2030

Coupon:	2.300% accruing from February 10, 2020

Interest Payment Dates:	March 15 and September 15, commencing September 15, 2020

Benchmark Treasury:	1.750% due November 15, 2029

Benchmark Treasury Price / Yield:	102-03+/1.517%

Spread to Benchmark Treasury:	T + 82 bps

Yield to Maturity:	2.337%

Price to Public:	99.667% of the Principal Amount, plus accrued interest, if any, from the Settlement Date

Optional Redemption Provision:

Make-Whole Call:	Prior to December 15, 2029 (the date that is three months prior to the maturity date), make-whole call at Treasury Rate plus 15 bps

Par Call:	At any time on or after December 15, 2029

Concurrent Offering:	$750,000,000 4.000% Fixed-to-Fixed Reset Rate Junior Subordinated Debentures due 2060, expected to be issued on February 10, 2020. The closing of this offering is not conditioned on the closing of the concurrent offering, and the closing of the concurrent offering is not conditioned on the closing of this offering. Nothing in this document should be construed as an offer to sell, or a solicitation of an offer to buy, any securities in the concurrent offering.

CUSIP / ISIN:	854502AL5 / US854502AL57

Day Count Convention:	30/360

Payment Business Days:	New York

Expected Ratings**:	Moody’s: Baa1 (Stable) S&P: A (Stable) Fitch: A- (Stable)

Joint Book-Running Managers:	BofA Securities, Inc. Citigroup Global Markets Inc. Credit Suisse Securities (USA) LLC J.P. Morgan Securities LLC Wells Fargo Securities, LLC

*

Note: We expect that delivery of the Notes will be made against payment therefor on or about the fifth business day following the date of pricing of the Notes (this settlement cycle being referred to as “T+5”). Accordingly, purchasers who wish to trade the Notes on the date of pricing or the next two succeeding business days will be required, by virtue of the fact that the Notes initially will settle in T+5, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the Notes who wish to trade their Notes on the date of pricing or the next two succeeding business days should consult their own advisor.

**	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement, including a prospectus, with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, copies may be obtained by contacting BofA Securities, Inc., NC1-004-03-43, 200 North College Street, 3rd floor, Charlotte, NC 28255-0001, Attention: Prospectus Department, by email at dg.prospectus_requests@baml.com or by calling 1-800-294-1322; Citigroup Global Markets Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717, by email at prospectus@citi.com or by calling 1-800-831-9146; Credit Suisse Securities (USA) LLC, Attention: Prospectus Department, One Madison Avenue, New York, New York 10010, by email at newyork.prospectus@credit-suisse.com or by calling 1-800-221-1037; J.P. Morgan Securities LLC, 383 Madison Avenue, New York, New York 10179, Attention: Investment Grade Syndicate Desk, 3rd Floor or by calling collect 1-212-834-4533; and Wells Fargo Securities, LLC, Attention: WFS Customer Service, 608 2nd Avenue South, Suite 1000, Minneapolis, Minnesota 55402, by email at wfscustomerservice@wellsfargo.com or by calling 1-800-645-3751.

This communication should be read in conjunction with the Preliminary Prospectus Supplement and the accompanying base prospectus. The information in this communication supersedes the information in the Preliminary Prospectus Supplement and the accompanying base prospectus to the extent inconsistent with the information in the Preliminary Prospectus Supplement and the accompanying base prospectus.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

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